Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aether Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-128062 and 333-52222) on

Form S-8 of Aether Holdings, Inc. of our report dated March 13, 2006 with respect to the consolidated balance sheets of Aether Holdings, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 14, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Aether Holdings, Inc.

/s/ KPMG LLP

Baltimore, Maryland
March 14, 2006